Aoxin Tianli Group, Inc. Reports Fourth Quarter and Fiscal Year 2015 Financial Results

Company to Host Earnings Conference Call on Tuesday, March 15, 2016 at 8:00 a.m. ET

WUHAN CITY, China, March 14, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a  leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail and the internet, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2015.

Ms. Hanying Li, Chairwoman and Chief Executive Officer of Aoxin Tianli Group, Inc., commented, "Our fourth quarter financial results continued to be negatively impacted by weakening macro conditions as both the number of hogs sold and average selling prices decreased on a year-over-year basis and led to a 20.8% decrease in revenues for our hog farming business. While we are disappointed with the declines in revenues in recent quarters, we are taking steps to manage our costs and expenses including headcount reduction and stringent cost controls. As a result, both our margins and net profit increased in the fourth quarter."

Ms. Li continued, "As we are re-focusing our business on hog farming and taking steps to sell our specialty black hog pork products through retail channels and the internet, we sold our security and protection business and initiated steps to sell the underperforming servo business during the fourth quarter. Looking ahead, with continuing macro headwinds and challenges facing the hog industry, we remain cautious for the near term while actively seeking new growth opportunities along the hog farming/ pork value chain."

Three Months Ended December 31, 2015 Financial Results

Revenues

	For the Three Months Ended December 31,
($ thousands, except per share data)	2015	2014	% Change
Revenues	$8,752	$11,203	-21.9%
Hog farming	8,399	10,747	-21.8%
Retail	352	456	-22.8%
Gross margin	25.9%	16.3%	9.5%
Operating margin	13.0%	8.1%	4.9%
Net income	2,871	2,019	42.2%
Net income from continuing operations	1,275	1,044	22.1%
Gain (loss) from operations and disposal of discontinued component	1,596	975	63.8%
Net income for common shareholders	2,935	1,950	50.5%
Earnings per share	0.09	0.07	35.2%
Continuing operations	0.04	0.04	7.8%
Discontinued components	0.05	0.03	66.8%

Revenues for the three months ended December 31, 2015 decreased by $2.45 million, or 21.9%, to $8.75 million from $11.20 million for the same period of last year. The reduction in revenues reflects the impact from the sale of two hog farms in the third quarter of 2015 and the closure of another farm in 2014.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $2.35 million, or 21.8%, to $8.40 million for the three months ended December 31, 2015 from $10.75 million for the same period of last year. The Company sold a total of 38,000 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $221 per hog during the three months ended December 31, 2015, compared to 46,587 hogs sold and a blended average selling price of $231 per hog for the same period of last year.

	For the Three Months Ended December 31,
	2015			2014
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	5,897	$255	$1,505	7,101	$267	$1,893
Market hogs- regular hogs	17,854	209	3,734	20,203	208	4,200
Market hogs- black hogs	14,249	222	3,160	19,283	241	4,654
Total Hog Farming	38,000	221	8,399	46,587	231	10,747
	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilogram	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	51,872	$7	$352	131,312	$3	$456

Revenues for the three months ended December 31, 2015 from regular breeder hog sales decreased by 20.5% to $1.51 million with the number of regular breeder hogs sold decreasing by 17.0% to 5,897 hogs and the average selling price of regular breeder hogs decreasing by 4.5% to $255 per hog. Revenues for the three months ended December 31, 2015 from regular market hog sales decreased by 11.1% to $3.73 million as the number of regular market hogs sold decreased by 11.6% to 17,854 hogs while the average selling price of regular market hogs increased by 0.5% to $209 per hog. Revenues for the three months ended December 31, 2015 from black market hogs decreased by 32.1% to $3.16 million with the number of black hogs sold decreasing by 26.1% to 14,249 hogs and the average selling price of black hogs decreasing by 7.9% to $222 per hog.

We sold 51,872 kilograms of specialty black hog pork products through retail at approximately $7 per kilogram, generating revenues of $0.35 million for the three months ended December 31, 2015. This compared to 131,312 kilograms sold at approximately $3 per kilogram and revenues of $0.46 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $3.51 million in revenues from our black hog program for the three months ended December 31, 2015, compared to $5.11 million for the same period of last year.

The results of operations of Hang-ao and OV Orange and their wholly owned subsidiaries, were reclassified as discontinued operations in the Company's financial statements for the three months ended December 31, 2015 and 2014 based on the Company's decision to focus on the hog industry and sell both subsidiaries and relevant businesses in the near future. OV Orange was sold on December 29, 2015. We had not yet found a buyer for Hang-ao as of today.

Gross profit

Cost of goods sold decreased by $2.89 million, or 30.8%, to $6.49 million for the three months ended December 31, 2015 from $9.37 million for the same period of last year. Cost of goods sold for hog farming decreased by $2.73 million, or 30.5%, to $6.24 million for the three months ended December 31, 2015 from $8.97 million for the same period of last year, benefitting from a reduction in the purchase prices for our feeds and the sale of 2 of our farms. Cost of goods sold for retail decreased by $0.15 million, or 37.9%, to $0.25 million for the three months ended December 31, 2015 from $0.40 million for the same period of last year.

Overall gross profit increased by $0.44 million, or 23.8%, to $2.27 million for the three months ended December 31, 2015 from $1.83 million for the same period of last year, mainly due to a decrease in cost of goods sold for hog farming as aforementioned.

Gross profits for hog farming and retail were $2.16 million and $0.10 million, respectively, for the three months ended December 31, 2015, compared to $1.78 million and $0.05 million, respectively, for the same period of last year.

Overall gross margin was 25.9%, with gross margins for hog farming and retail of 25.8% and 29.0%, respectively, for the three months ended December 31, 2015. This compared to overall gross margin of 16.3%, and gross margins for hog farming and retail of 16.5% and 11.7%, respectively, for the same period of last year.

Operating income

Total operating expenses, including general and administrative expenses and selling and marketing expenses, increased by $0.21 million, or 22.4%, to $1.12 million for the three months ended December 31, 2015 from $0.92 million for the same period of last year.

Operating income for the three months ended December 31, 2015 increased by $0.23 million, or 25.2%, to $1.14 million from $0.91 million for the same period of last year. Operating margin for the three months ended December 31, 2015 was 13.0%, compared to 8.1% for the same period of last year.

Net income

Net income increased by $0.85 million, or 42.2%, to $2.87 million for the three months ended December 31, 2015 from $2.02 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail segments, increased by $0.23 million. The operating results of our discontinued operations, Hang-ao and OV Orange, decreased significantly from net income of $0.97 million for the fourth quarter of 2014 to net loss of $0.55 million for the same period of 2015, which is partially offset by a gain of $2.14 million from the disposal of OV Orange during the fourth quarter of 2015. After the deduction of non-controlling interests, net income attributable to common shareholders for the three months ended December 31, 2015 was $2.94 million, or $0.09 per diluted share. This compared to net income attributable to common shareholders of $1.95 million, $0.07 per diluted share, for the same period of last year.

Fiscal Year 2015 Financial Results

	For the Twelve Months Ended December 31,
($ thousands, except per share data)	2015	2014	% Change
Revenues	$37,368	$38,533	-3.0%
Hog farming	35,904	37,203	-3.5%
Retail	1,464	1,331	10.0%
Gross margin	23.3%	14.6%	8.7%
Operating margin	9.7%	4.8%	4.9%
Net income	4,436	4,715	-5.9%
Net income from continuing operations	2,982	2,653	12.4%
Gain (loss) from operations and disposal of discontinued component	1,454	2,062	-29.5%
Net income for common shareholders	4,490	4,683	-4.1%
Earnings per share	0.14	0.21	-36.8%
Continuing operations	0.09	0.12	-25.0%
Discontinued components	0.04	0.09	-55.6%

Revenues

Revenues for the twelve months ended December 31, 2015 decreased by $1.17 million, or 3.0%, to $37.37 million from $38.53 million for the same period of last year. This decrease in revenues was mainly due to fewer regular hogs sold during 2015 and partially offset by an increase in average selling prices of regular hogs and an increase in sales from retail. The decrease in regular hogs sold in 2015 reflected the impact from the sale of 2 hog farms in the third quarter of 2015 and the closure of another farm in 2014.

	For the Twelve Months Ended December 31,
	2015			2014
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	26,349	$266	$7,019	28,234	$264	$7,468
Market hogs- regular hogs	76,683	209	16,048	83,695	196	16,428
Market hogs- black hogs	57,819	222	12,837	58,463	228	13,308
Total Hog Farming	160,851	223	35,904	170,392	218	37,203
	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	290,154	$5	$1,464	313,114	$4	$1,331

Revenues for the twelve months ended December 31, 2015 from hog farming, which include sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $1.30 million, or 3.5%, to $35.90 million from $37.20 million for the same period of last year. The Company sold a total of 160,851 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $223 per hog for the twelve months ended December 31, 2015, compared to 170,392 hogs sold and a blended average selling price of $218 per hog for the same period of last year.

Revenues for the twelve months ended December 31, 2015 from regular breeder hog sales decreased by 6.0% to $7.02 million with the number of regular breeder hogs sold decreasing by 6.7% to 26,349 hogs and the average selling price of regular breeder hogs increasing by 0.8% to $266 per hog. Revenues for the twelve months ended December 31, 2015 from regular market hog sales decreased by 2.3% to $16.05 million as the number of regular market hogs sold decreased by 8.4% to 76,683 hogs while the average selling price of regular market hogs increased by 6.6% to $209 per hog. Revenues for the twelve months ended December 31, 2015 from black market hogs decreased by 3.5% to $12.84 million with the number of black hogs sold decreasing by 1.1% to 57,819 hogs and the average selling price of black hogs decreasing by 2.6% to $222 per hog.

We sold 290,154 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $1.46 million for the twelve months ended December 31, 2015. This compared to 313,114 kilograms sold at approximately $4 per kilogram and revenues of $1.33 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $14.30 million in revenues from our black hog program for the twelve months ended December 31, 2015, compared to $14.64 million for the same period of last year.

The results of operations of Hang-ao and OV Orange and their wholly owned subsidiaries, were reclassified as discontinued operations in the Company's financial statements for the year ended December 31, 2015 and 2014 based on the Company's decision to focus on the hog industry and sell both subsidiaries and relevant businesses in the near future. OV Orange was sold on December 29, 2015. We had not yet found a buyer for Hang-ao as of today.

Gross profit

Cost of goods sold decreased by $4.26 million, or 12.9%, to $28.67 million for the twelve months ended December 31, 2015 from $32.93 million for the same period of last year. Cost of goods sold for hog farming decreased by $4.31 million, or 13.5%, to $27.59 million for the twelve months ended December 31, 2015 from $31.89 million for the same period of last year, benefitting from a reduction in the purchase prices for our feeds and the sale of 2 of our farms. Cost of goods sold for retail increased by $0.05 million, or 4.9%, to $1.08 million for the twelve months ended December 31, 2015 from $1.03 million for the same period of last year.

Overall gross profit increased by $3.09 million, or 55.1%, to $8.69 million for the twelve months ended December 31, 2015 from $5.61 million for the same period of last year, mainly due to a decrease in cost of goods sold for hog farming as aforementioned.

Gross profits for hog farming and retail were $8.32 million and $0.38 million, respectively, for the twelve months ended December 31, 2015, compared to $5.31 million and $0.30 million, respectively, for the same period of last year.

Overall gross margin was 23.3%, with gross margins for hog farming and retail of 23% and 26%, respectively, for the twelve months ended December 31, 2015. This compared to overall gross margin of 14.6%, and gross margins for hog farming and retail of 14% and 22%, respectively, for the same period of last year.

Operating income

Total operating expenses, including general and administrative expenses and selling and marketing expenses, increased by $1.30 million, or 34.5%, to $5.06 million for the twelve months ended December 31, 2015 from $3.76 million for the same period of last year. The increase was primarily the result of a grant of stock to key employees which generated non-cash compensation expense of approximately $0.80 million, as well as increases of bad debt expense, guarantee service fees related to issuance of our bank acceptance notes, and payroll expenses of $0.18 million, $0.13 million, and $0.18 million, respectively.

Operating income for the twelve months ended December 31, 2015 increased by $1.79 million, or 97.2%, to $3.63 million from $1.84 million for the same period of last year. Operating margin for the twelve months ended December 31, 2015 was 9.7%, compared to 4.8% for the same period of last year.

Net income

Net income decreased by $0.28 million, or 5.9%, to $4.44 million for the twelve months ended December 31, 2015 from $4.71 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail segments, increased by $0.33 million. The operating results of our discontinued operations, Hang-ao and OV Orange, decreased significantly from net income of $2.22 million for 2014 to net loss of $0.69 million for 2015, which is partially offset by a gain of $2.14 million from the disposal of OV Orange during the year ended December 31, 2015. After the deduction of non-controlling interests, net income attributable to common shareholders for the twelve months ended December 31, 2015 was $4.49 million, or $0.14 per diluted share. This compared to net income attributable to common shareholders of $4.68 million, $0.21 per diluted share, for the same period of last year.

Financial Condition

As of December 31, 2015, the Company had cash and cash equivalents of $49.66 million, compared to $39.12 million at the end of 2014. Working capital as of December 31, 2015 was $63.98 million as compared to $59.24 million at December 31, 2014. Net cash provided by operating activities in the twelve months ended December 31, 2015 was $21.25 million for the twelve months ended December 31, 2015, compared to $12.00 million for the same period of last year. Net cash provided by investing activities was $3.98 million for the twelve months ended December 31, 2015, compared to net cash used in investing activities of $11.82 million for the same period of last year. Net cash used in financing activities was $11.98 million for the twelve months ended December 31, 2015, compared to net cash provided by financing activities of $28.77 million for the same period of last year.

Company Update

On December 29, 2015, the Company announced that it executed an equity transfer agreement (the "Equity Transfer Agreement") and sold the its 95% equity interest in Wuhan Optical Valley Orange Technology Co., Ltd. ("OV Orange") to a group of third party investors (collectively, the "Transferees") for a total consideration of RMB 47.5 million (approximately $7.3 million).

On December 3, 2015, The Company signed a strategic cooperation framework agreement with Beijing Huinongfeng Biological Technology Co., Ltd., a Beijing-based production-to-consumer ("P2C") e-commerce company, for the construction of a new pork production facility and a food processing plant and the sale of the Company's pork products through Huinongfeng's online portal www.inongfeng.com .

On November 13, 2015, the Company's wholly foreign-owned subsidiary, Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd. ("WFOE"), entered into an agreement (the "Agreement") to sell its 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. ("Hang-ao") for a purchase price of RMB 48.4 million (or approximately $7.5 million). The Agreement was terminated on December 25, 2015 due to the inability to obtain proper land use permits and deeds for Hang-ao's properties.

Earnings Conference Call

Aoxin Tianli will host an earnings conference call and live webcast covering its fourth quarter and fiscal year 2015 financial results at 8:00 a.m. ET on March 15, 2016, which is 8:00 p.m. in Beijing on March 15, 2016. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "AoxinTianli / ABAC".

Conference Call
Date:	Tuesday, March 15, 2016
Time:	8:00 am ET, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	Aoxin Tianli / ABAC
Webcast Link:	http://mms.prnasia.com/ABAC/20160315/default.aspx

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the end of the live call through March 22, 2016. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10082543.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet. The Company also owns an 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. ("Hang-ao"), which the Company acquired in July 2014 and currently is seeking to sell.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$49,656,897	$39,123,869
Accounts receivable, net	292,684	102,162
Inventories	5,656,165	8,827,016
Advances to suppliers, net	7,823,138	635,930
Prepaid expenses	816,646	238,875
Other receivables, net	312,161	131,414
Due from related party	-	78,195
Restricted cash	9,242,571	-
Assets from discontinued operations	7,926,437	18,232,659
Total Current Assets	81,726,699	67,370,120

Long-term prepaid expenses, net	1,389,144	1,584,048
Plant and equipment, net	23,410,803	29,302,856
Construction in progress	-	50,664
Biological assets, net	1,580,847	2,036,823
Intangible assets, net	2,802,948	3,209,013
Total Assets	$110,910,441	$103,553,524

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$-	$2,411,012
Bank acceptance notes payable	12,323,428	-
Accounts payable and accrued payables	19,655	3,528
Advances from customers	-	45,159
Other payables	3,041,085	2,972,674
Due to related party	-	48,926
Due to related party	2,359,696	2,647,515
Total Current Liabilities	17,743,864	8,128,814

Stockholders' Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized, 33,203,000 shares issued and 33,183,000 shares outstanding as of December 31, 2015 and 32,373,000 shares issued and outstanding as of December 31, 2014)	33,183	32,373
Additional paid in capital	61,743,410	63,022,184
Statutory surplus reserves	2,457,180	2,532,813
Retained earnings	28,595,306	24,105,472
Accumulated other comprehensive income	(1,018,861)	4,079,896
Stockholders' Equity - Aoxin Tianli Group Inc. and Subsidiaries	91,810,218	93,772,738
Noncontrolling interest	1,356,359	1,651,972
Total Stockholders' Equity	93,166,577	95,424,710
Total Liabilities and Stockholders' Equity	$110,910,441	$103,553,524

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2015	2014

Revenues	$37,367,956	$38,533,474
Cost of goods sold	28,670,968	32,926,459
Gross profit	8,696,988	5,607,015
Operating expenses:
General and administrative expenses	4,385,741	2,995,675
Selling expenses	677,195	768,420
Total operating expenses	5,062,936	3,764,095
Income (loss) from operations	3,634,052	1,842,920
Other income (expense):
Interest income (expense)	103,228	(459,987)
Subsidy income	3,532	52,578
Relocation compensation from farm shutdown	-	987,459
Loss from disposal of hog farms	(779,337)	-
Gain from disposal of construction in progress	4,254	-
Other income (expense), net	16,363	229,773
Total other expenses	(651,960)	809,823
Income (loss) before income taxes	2,982,092	2,652,743
Income taxes	-	-
Net income (loss) from continuing operations	2,982,092	2,652,743

Discontinued operations:
Gain (loss) from operations of discontinued component, net of taxes	(690,385)	2,061,860
Gain from disposal of discontinued component, net of taxes	2,144,226	-
Net income	4,435,933	4,714,603
Net loss (income) attributable to noncontrolling interest	53,901	(31,472)
Net income (loss) attributable to Aoxin Tianli Group Inc. common stockholders	4,489,834	4,683,131

Other comprehensive income (loss):
Unrealized foreign currency translation adjustment	(5,553,102)	13,625
Comprehensive income (loss)	$(1,063,268)	$4,696,756
Earnings (losses) per share attributable to Aoxin Tianli Group Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	33,115,500	21,828,292
Continuing operations - Basic & diluted	$0.09	$0.12
Discontinued operations - Basic & diluted	$0.04	$0.09

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	$2,982,092	$2,496,333
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,693,265	3,298,038
Amortization of prepaid expenses	288,857	397,321
Amortization of long-term prepaid expenses	113,308	114,887
Bad debt expense (Recovery gain from bad debt expense)	113,944	(65,061)
Stock-based compensation	822,022	18,700
Recovery gain from inventory valuation	(84,279)	-
Loss from farm shutdown	11,838	-
Loss from disposal of farms	779,337	-
Gain from disposal of construction in progress	(4,254)	-
Loss from disposal of fixed assets	-	9,977
Loss from disposal of biological assets	264,227	82,034
Changes in operating assets and liabilities:
Accounts receivable	(198,705)	157,546
Inventories	7,578,664	2,603,206
Advances to suppliers	506,633	968,440
Prepaid expenses	(269,289)	(348,734)
Other receivables	(195,345)	1,104,126
Long-term prepaid expenses	-	(100,111)
Accounts payable and accrued payables	17,274	(45,110)
Advances from customers	(44,504)	45,125
Other payables	613,000	(36,846)
Total adjustments	13,005,993	8,203,538
Net cash provided by operating activities from continuing operations	15,988,085	10,699,871
Net cash provided by operating activities from discontinued operations	5,257,949	1,302,525
Net cash provided by operating activities	21,246,034	12,002,396
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of noncontrolling interest	-	(1,083,100)
Proceeds from disposal of fixed assets	-	7,814
Proceeds from disposal of construction in progress	4,254	-
Proceeds from disposal of farms	1,204,084	-
Purchase of plant and equipment	(2,741)	(8,524,889)
Net cash provided by (used in) investing activities from continuing operations	1,205,597	(9,600,175)
Net cash provided by (used in) investing activities from discontinued operations	2,769,826	(2,215,691)
Net cash provided by (used in) investing activities	3,975,423	(11,815,866)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase at restricted cash	(9,632,674)	-
Proceeds from capital contribution	-	33,800,000
Due to (from) related party	29,036	(168,076)
Repayment of short-term loans	(2,376,060)	(6,348,483)
Proceeds from short-term loans	-	2,409,168
Net cash provided by (used in) financing activities from continuing operations	(11,979,698)	29,692,609
Net cash used in financing activities from discontinued operations	-	(924,744)
Net cash provided by (used in) financing activities	(11,979,698)	28,767,865
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2,708,731)	81,780
NET INCREASE IN CASH	10,533,028	29,036,175
CASH, BEGINNING OF PERIOD	39,123,869	10,087,694
CASH, END OF PERIOD	$49,656,897	$39,123,869
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$50,043	$599,815
Income tax paid	$-	$-
NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Acquisition payments made through issuances of shares	$-	$9,909,742
Prepayments for raw material purchases made with bank acceptance notes	$12,843,565	$-
Shares issued to employees	$1,433,700	$-
Receivables used to offset the selling price in OV Orange disposal transaction	$1,105,174	$-